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                                AMENDMENT TO THE
                 KEY EXECUTIVE LIFE INSURANCE/DEATH BENEFIT PLAN
                    OF THE DIME SAVINGS BANK OF NEW YORK, FSB
                             EFFECTIVE MAY 18, 2000

              The Key Executive Life Insurance/Death Benefit Plan of The Dime Savings Bank of New York, FSB (the "Plan") is hereby amended in the following particulars.

              1. Article I of the Plan is amended to add after Section 1.16 thereof the following new definitions:

              "1.17 'Umbrella Trust' means the trust established pursuant to the Umbrella Trust Agreement.

              1.18 'Umbrella Trust Agreement' means the Umbrella Trust Agreement among Dime Bancorp, Inc., the Bank, and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, and any successor agreement thereto.

              1.19 'Umbrella Trust Change in Control' means a change in control as defined in the Umbrella Trust Agreement.

              1.20 'Umbrella Trust Committee' means the administrative committee under the Umbrella Trust Agreement."

       2.     Section 3.3(b) of the Plan is amended to read as follows:

              "(b)   Any executive who has elected to participate in the Plan
              pursuant to Section 3.3(a) may, at any time prior to December 31, 1988 if the executive was first eligible to participate in the Plan on or before January 15, 1988, at any time prior to the first anniversary of his or her eligibility to participate in the Plan if first chosen by the Committee to be eligible to participate after January 15, 1988, or at such other times as the Compensation Committee may determine, and subject to Section 3.2, direct that a portion of his or her Single Life Coverage elected pursuant to
              Section 3.3(a) (expressed as a percentage of Annual Compensation) be converted to an equivalent amount of Survivor Joint Life Coverage (determined pursuant to Section 3.4(b))."

       3. The first textual sentence of Section 3.4(b) of the Plan is amended to read as follows:


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              "A Participant who so elects shall receive $1.67 of Survivor Joint
              Life Coverage in lieu of each $1.00 of Single Life Coverage for which the Participant is eligible; provided, however, that if the Participant's spouse is more than five years older than the Participant, the amount of Survivor Joint Life Coverage per $1.00 of Single Life Coverage shall be reduced to an amount whose cost (as determined by the Carrier) is equal to the cost of $1.67 of Survivor Joint Life Coverage for a Participant whose spouse is five years older than the Participant, provided that in the event of an Umbrella Trust Change in Control or an Irrevocable Election (within the meaning of the Umbrella Trust Agreement) (an "Irrevocable Election"), whichever occurs first, the amount of any such reduction to enable the benefit to be of the same cost (as determined by the Carrier) as Survivor Joint Life Coverage for a Participant whose spouse is five years older than the Participant shall be communicated to the Umbrella Trust Committee by the Carrier."

       4.     Section 4.1(a) of the Plan is amended to read as follows:

              "(a)   With respect to a Participant who has elected Single Life
              Coverage, the Bank (or following the earlier of an Umbrella Trust Change in Control or an Irrevocable Election, at the election of the Umbrella Trust Committee or the trustee of the Umbrella Trust, the Umbrella Trust) shall pay to the Carrier each year the amount necessary to maintain in effect a life insurance policy on the life of the Participant in an amount not less than the amount sufficient to provide the life insurance coverage elected by the Participant, provided that after the Retirement of a Participant the Bank shall only be required to maintain in effect sufficient life insurance to provide the life insurance benefit available to the Participant pursuant to Section 5.4."

       5. The first sentence of Section 4.1(b) of the Plan is amended to read as follows:

              "(b)   In the case of a Participant who has elected Survivor Joint
              Life Coverage, the Bank (or following the earlier of an Umbrella Trust Change in Control or an Irrevocable Election, at the election of the Umbrella Trust Committee or the trustee of the Umbrella Trust, the Umbrella Trust) shall pay to the Carrier each year the amount necessary to maintain in effect a life insurance policy on the Participant and his or her spouse in an amount not less than the amount sufficient to provide the life insurance coverage elected by the Participant."


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       6.     The last sentence of Section 4.1(b) of the Plan is amended to read as follows:

              "Following the occurrence of whichever of the foregoing events applies, the Bank, in its sole discretion, may (but is not required to) maintain in effect the life insurance policies described in this Section 4.1(b)."

       7. Section 4.2(a) of the Plan is amended to add at the end thereof the following new sentence to read as follows:

              "Notwithstanding anything herein to the contrary, following an Umbrella Trust Change in Control or an Irrevocable Election, the Participant may pay any Participant Premiums due under the Plan to the trustee under the Umbrella Trust and such payment shall be treated for all purposes under the Plan as a timely payment of Participant Premiums to the Bank."

       8. Section 4.2(b) of the Plan is amended to add at the end thereof the following new sentence to read as follows:

              "Notwithstanding anything herein to the contrary, following an Umbrella Trust Change in Control or an Irrevocable Election, the Participant's surviving spouse may pay any Participant Premiums due under the Plan to the trustee under the Umbrella Trust and such payment shall be treated for all purposes under the Plan as a timely payment of Participant Premiums to the Bank."

       9. Section 5.2 of the Plan is amended to add a new subsection (c) to read as follows:

              "(c)   With respect to a Participant who has elected Single Life
              Coverage or Survivor Joint Life Coverage and whose Beneficiary is entitled to receive benefits under the Plan in the form of life insurance proceeds, if all or any portion of such benefits are not available to be paid as life insurance proceeds because of the lapse of an insurance policy or otherwise (the "life insurance benefit shortfall"), the Bank shall pay to such Beneficiary a death benefit in an amount equal to the sum of (i) the amount of the life insurance benefit shortfall and (ii) a tax gross-up amount equal to the federal, state, local and other taxes that are payable with respect to (A) the payment of a death benefit equal to the amount of the life insurance benefit shortfall and (B) the gross-up determined with respect to the amount described in (A), provided that the tax gross-up payment described in clause (ii)(A) shall apply only to the extent the taxes attributable to the payment of a death benefit equal to the life insurance benefit shortfall would not have been payable had the life insurance benefit shortfall been paid in the form of life insurance proceeds."

       10.    Section 5.4(a) of the Plan is amended to read as follows:


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              "(a)   The election to provide a life insurance benefit, rather
              than a Bank-paid death benefit must be made (and not revoked) prior to the Participant's date of Retirement), or if made or received by the Committee after the Participant's date of Retirement shall only be effective on the January 1 following the date the election is received by the Committee; provided that with respect to any Participant whose date of Retirement occurred before June 1, 1999, an election to provide a life insurance benefit rather than a Bank-paid death benefit will be effective as of the date it is received by the Committee if it is so received on or prior to September 30, 1999."

       11. Section 5.4(d) of the Plan is amended to add at the end thereof the following new sentence to read as follows:

              "Notwithstanding anything herein to the contrary, following an Umbrella Trust Change in Control or an Irrevocable Election, the Participant may pay any tax withholding obligations with respect to the taxes described above to the trustee under the Umbrella Trust and such payment shall be treated for all purposes under the Plan as a timely payment of such tax withholding amounts to the Bank."

       12. The first sentence of Section 6.1 of the Plan is amended to read as follows:

              "A Participant shall be 100% vested in his or her life insurance benefits (pursuant to Section 5) or death benefits (pursuant to Section 5.3), as applicable, upon the Participant's termination of service described in clause (i) of the definition of Retirement."

       13. The second sentence of Section 6.1 of the Plan is amended to read as follows:

              "In addition, a Participant in Tier 0, I or II and in service with Dime Bancorp, Inc. (the "Company"), the Bank or any of their subsidiaries at the time of a Change in Control (as defined in Section 9.8) shall be 100% vested in his or her death benefits (pursuant to Section 5.3) or life insurance benefits (pursuant to Section 5), as applicable, upon the occurrence of such Change in Control, provided that in the case of a Change in Control of the type described in clause (v) of Section 9.8, such Change in Control shall result in full vesting only if (A) the Participant's employment is terminated (other than for "cause" (as defined below)) by the Company, any parent of the Company or the Bank (or any successor to the stock or substantially all the assets of any of such entities) or a 50% or more-owned subsidiary thereof (other than a termination of employment by a subsidiary of the Bank in connection with the sale of substantially all the assets of such subsidiary), (B) the Participant terminates his or her employment with the Company, any parent of the Company or the Bank (or any successor to the stock or substantially all the assets of any of such entities) or a 50% or more-owned subsidiary thereof


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              after such employer either (I) makes a material change in the
              Participant's functions, duties or responsibilities, which change would cause the Participant's position with such employer to become one of lesser responsibility, importance or scope from that in effect immediately prior to the occurrence of such Change in Control or (II) reduces the Participant's annual salary to a level below that in effect immediately prior to the Change in Control, or (C) the Participant's employment is terminated by a subsidiary of the Bank in connection with the sale of the stock or substantially all the assets of such subsidiary and the Participant does not commence employment (whether as an employee or as an independent contractor) with the purchaser of such stock or assets (or its affiliate) within 120 days of the date of such sale, provided, further, that in case of subclauses (A), (B) and
              (C), such termination of employment occurs after the occurrence of the Change in Control described in clause (v) of Section 9.8, but during the remaining term of the applicable employment or change in control agreement between the Participant and the Company or any of its subsidiaries in effect at the time of the occurrence of such Change in Control (or, if greater, or if there is no such agreement, within one year after the occurrence of such Change in Control), and otherwise on or before the earlier of the Abandonment Date (as defined below) or the date the transaction contemplated by any event described in clause (v) of Section 9.8 is consummated."

       14. The portion of the penultimate sentence of Section 6.1 of the Plan preceding the colon and applicable vesting schedule set forth therein is amended to read as follows:

              "If the Participant terminates employment with the Bank where his termination of employment does not satisfy the provisions of clause (i) of the definition of Retirement, and except as otherwise provided in the second sentence of this Section 6.1, the Participant's life insurance benefits or death benefits, as applicable, under the Plan shall vest in accordance with the following vesting schedule:"

       15. Section 6.1 of the Plan is amended to add at the end thereof a new sentence to read as follows:

              "For purposes of this Section 6.1, employment with the Bank shall include service with any subsidiary or parent of the Bank."

       16.    Section 7.2(a) of the Plan is amended to read as follows:

              "(a)   The Board of Directors of the Bank shall have the right to amend the Plan from time to time and to terminate the Plan at any time; provided, however, that no such act shall decrease the dollar amount of benefits payable with respect to a Participant (or otherwise adversely affect the Participant's rights with respect to such benefits) from the amount which would have been payable (and the rights otherwise relating thereto) had the Participant died immediately prior to such


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              amendment or termination (without regard to the tax treatment of such benefit). Without limiting the generality of the foregoing and subject to the proviso in the preceding sentence and Section 9.1(c), the Bank shall have the right to change insurance carriers, provided that any successor carrier shall be among the top fifty Comdex (by LifeLink Corporation or a successor) composite ranked carriers, with assets exceeding $7 billion and the sum of total capital, surplus and asset valuation reserves exceeding $1 billion (or, if such ratings are not available from LifeLink Corporation or a successor, then provided that any successor carrier shall have a "superior" rating classification (or other highest rating classification) from another qualified company issuing composite ratings of insurance carriers), and provided further, no such change in insurance carriers shall be effective with respect to Plan benefits in force as of an Umbrella Trust Change in Control or an Irrevocable Election (whichever occurs first) unless approved in writing by the Umbrella Trust Committee. The Bank may not change the form of benefit under the Plan from life insurance to death benefit and vice versa, unless the Participant consents to such change in writing, and in such event Participants and their spouses shall not be required to pay Participant Premiums for benefits not to be provided as a life insurance benefit. In the event of a termination of the Plan, benefits shall be paid at the time or times they would have been paid, and in such form (as a life insurance benefit or death benefit (as so provided under the Plan) as would have been paid, had the Plan not been terminated."

       17.    Section 7.2(b) of the Plan is deleted in its entirety.

       18.    Section 7.2(c) of the Plan is amended to read as follows:

              "(c)   Subject to the limitations of Section 7.2(a), the Committee shall have the right to amend the Plan from time to time, provided that no such amendment shall materially increase the cost to the Bank of maintaining the Plan, and provided further, that following a Change in Control (as defined in Section 9.8) or an Irrevocable Election (whichever occurs first), the amendatory authority provided in this Section 7.2(c) may be exercised by the Committee only with respect to Plan benefits that first apply following the Change in Control or Irrevocable Election."

       19. Section 8.1 of the Plan is amended to add at the end thereof a new sentence to read as follows:

              "Notwithstanding any provision of the Plan to the contrary, the Umbrella Trust Committee and the trustee of the Umbrella Trust and their delegatee(s) shall, to the extent provided in the Umbrella Trust Agreement, and notwithstanding the authority of the Committee, the Board of Directors of the Bank, the Bank or any other person hereunder, have discretionary authority to interpret the Plan and any


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              related grant letter or agreement governing participation in the
              Plan and to determine the timing, amount and form of benefits payable under the Plan."

       20. Section 8.3(a) of the Plan is amended to add a new sentence at the end thereof to read as follows:

              "Notwithstanding anything herein to the contrary, after an Umbrella Trust Change in Control or Irrevocable Election, whichever occurs first, any claim relating to life insurance benefits or death benefits under Section 8.3(a) or 8.3(b) may also be filed with the trustee under the Umbrella Trust, and the timely filing of a claim with such trustee shall be treated for all purposes of the Plan as if such claim was timely filed with the Plan Administrator."

       21. The second sentence of Section 9.1(a) of the Plan is amended to read as follows:

              "Subject to subsection (c) of this Section 9.1, the Bank shall be the owner of the insurance policies, and shall have all rights of a policy owner including the right to borrow from the policies and to receive dividends, if any; however, each policy shall contain an endorsement indicating that upon (i) the death of the Participant prior to Retirement (in the case of Single Life Coverage), (ii) the death of the Participant prior to Retirement and after the death of his or her spouse, (iii) the death of a Participant's surviving spouse who has elected Option A pursuant to Section 3.7 prior to attaining age 65 (in the case of Survivor Joint Life Coverage), or (iv) (A) the death of the Participant after his or her Retirement (in the case of Single Life Coverage) or (B) the death of the Participant after his or her Retirement and after the death of his or her spouse (in the case of Survivor Joint Life Coverage), and with respect to whom a life insurance benefit is payable pursuant to Section 5.4, proceeds of the policy in an amount equal to the amount of coverage elected by the Participant (to the extent applicable) or in the amount otherwise provided for in Section 5.4 shall be paid directly to the Beneficiary by the Carrier."

       22. The last sentence of Section 9.1(a) of the Plan is amended to read as follows:

              "All proceeds of any such policy which may be maintained by the Bank, and for which a post-retirement life insurance benefit election under Section 5.4 is not then in effect, shall be paid to the Bank, or after an Umbrella Trust Change in Control or an Irrevocable Election (whichever occurs first) to the trustee under the Umbrella Trust where such policy was held by the Umbrella Trust, (i) upon the Participant's death after his or her Retirement (in the case of Single Life Coverage) or (ii) upon (A) the death, after his or her Retirement, of a Participant who survives his or her spouse, or (B) the death of a Participant's surviving spouse who has elected Option B pursuant to Section 3.7 (in the case of Survivor Joint Life


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              Coverage), except to the extent they are payable directly by the
              Carrier to the Participant's Beneficiary as provided above."

       23.    Section 9.1(c) of the Plan is amended to read as follows:

              "Notwithstanding anything in the Plan to the contrary, the Bank may permit or authorize, but is not required or otherwise obligated to permit or authorize, the holding any insurance policy purchased to provide the life insurance benefits under the Plan by a trust, subject to such terms and conditions as the Bank may deem appropriate; provided, however, following an Umbrella Trust Change in Control or an Irrevocable Election (whichever occurs first), any life insurance policies purchased to provide benefits under the Plan that are held by the Umbrella Trust immediately prior to such event may not be transferred, exchanged, terminated or otherwise disposed of by the Bank or any other person without the consent of the Umbrella Trust Committee."

       24.    Section 9.10 of the Plan is amended to read as follows:

              "9.10 Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be construed, administered and enforced according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof."

       25. A new Section 9.11 is added after Section 9.10 of the Plan to read as follows:

              "9.11 Cancellation of Irrevocable Election. The provisions under the Plan that become effective following an Irrevocable Election shall no longer apply in the event the Irrevocable Election is revoked or canceled pursuant to the terms of the Umbrella Trust Agreement, and the provisions of the Plan in effect prior to such Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or an Umbrella Trust Change in Control occurs, in which event the Plan provisions relating to such further Irrevocable Election or Umbrella Trust Change in Control shall separately apply."


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